Exhibit 99.1

Hydril Announces Fourth Quarter 2006 Earnings

HOUSTON (January 31, 2007) — / Business Wire / — (NASDAQ: HYDL) Hydril reported earnings for the fourth quarter ended December 31, 2006 of $1.07 per diluted share, up 27% sequentially from $0.84 reported in the third quarter of 2006, and up 22% from $0.88 reported for the fourth quarter of 2005.

On a sequential basis, fourth quarter revenue of $129.6 million increased 10%, operating income of $35.4 million increased 27%, and net income of $23.9 million increased 22%. Compared to the fourth quarter of 2005, revenue increased 14%, operating income increased 15%, and net income increased 12%.

For the year-ended December 31, 2006, earnings per diluted share were $3.88, up 27% when compared to $3.05 per diluted share in 2005. For the year, revenue of $503 million was up 34% from the prior year, operating income of $132.2 million was up 26%, and net income of $91.3 million was up 25%.

Chris Seaver, Chairman, President and CEO, commented, “We had a great quarter and Hydril’s financial performance for 2006 improved for the third consecutive year. In addition, each of the past three years was the best performance in over twenty years. Our outlook continues to be strong, and we expect our 2007 financial performance to be better than 2006. We remain focused on providing the best performing, most reliable technologies to drill the most difficult wells, while supporting every customer with the level of service that keeps them drilling.”

Premium Connection Segment

Sequentially, fourth quarter revenue for Hydril’s premium connection segment increased 10% to $70.2 million, operating income increased 35% to $25.3 million, and operating margin improved to 36% from 29%. The majority of the revenue increase was due to higher activity in international markets, while North America revenue increased slightly. The improvement in operating margin was the result of better plant efficiencies due in part to higher threading volumes, and to product mix.

Pressure Control Segment

Sequentially, fourth quarter revenue for the pressure control segment increased 11% to $59.3 million and operating income increased 11% to $16.1 million. Capital equipment revenue increased 8% to $35.2 million and aftermarket revenue increased 16% sequentially to $24.1 million. The increase in capital equipment revenue was principally the result of progress made on offshore blowout prevention system projects.

During the fourth quarter, we received record capital equipment purchase orders totaling $254 million. At the end of the quarter, the capital equipment backlog reached $508 million, up from $289 million at September 30, 2006, and up from $157 million at December 31, 2005.

Share Repurchase Program

During the fourth quarter, the company repurchased $73 million of stock under the $150 million share repurchase program authorized by the Board of Directors in early November 2006. For the year 2006, the company repurchased a total of $173 million of stock which included a $100 million share repurchase program which was completed in the third quarter.

Market Indicators

As more fully described on our website at www.hydril.com in the “Investor Info” tab under “Market Indicators”, our principal indicators are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) Gulf of Mexico rigs under contract, (3) the international rig count, (4) worldwide offshore rigs under contract, and (5) the total U.S. land rig count.

Conference Call

Hydril’s conference call to discuss fourth quarter financial results is scheduled for Thursday, February 1, 2007 at 8:30. a.m. EST (7:30 a.m. CST; 5:30 a.m. PST) and will be accessible by dialing (877) 407-0782 (domestic) or (201) 689-8567 (international). For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated January 23, 2007.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in

Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended September, 2006 filed with the Securities and Exchange Commission include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the risks associated with fixed-price contracts, the loss of distribution or change to distribution methods or inventory practices for premium connections in the U.S. and Canada, competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, factors that could cause our results to vary significantly from quarter to quarter, the consolidation of end-users, intense competition in our industry, the risks associated with international operations, the ability to attract and retain skilled labor, and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact: Sue Nutt, Manager, Investor Relations

& Corporate Communications; (281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended (unaudited)			Twelve Months Ended
				December 31,
	December 31, 2006	September 30, 2006	December 31, 2005	2006	2005
				(unaudited)
Revenue
Premium Connection	$70,226	$63,785	$73,130	$296,982	$246,470
Pressure Control
Capital Equipment	35,201	32,654	19,306	116,090	57,038
Aftermarket	24,135	20,873	20,890	89,976	73,216

Subtotal Pressure Control	59,336	53,527	40,196	206,066	130,254

Total Revenue	129,562	117,312	113,326	503,048	376,724

Total Gross Profit	53,094	45,408	46,407	203,292	163,563
Gross Margin	41%	39%	41%	40%	43%

Selling, General, and Admin. Expenses	17,728	17,658	15,722	71,080	58,607

Operating Income (Loss)
Premium Connection	25,252	18,691	23,784	100,053	85,054
Pressure Control	16,098	14,484	11,375	54,556	37,381
Corporate	(5,984)	(5,425)	(4,474)	(22,397)	(17,479)

Total Operating Income	35,366	27,750	30,685	132,212	104,956
Operating Margin	27%	24%	27%	26%	28%

Income (loss) from Unconsolidated Entities	176	(29)	—	133	—

Interest Income	2,184	2,222	1,337	7,767	3,900
Other Income/(Expense)	9	(81)	(341)	(241)	724

Income Before Income Taxes	37,735	29,862	31,681	139,871	109,580
Provision for Income Taxes	13,793	10,196	10,311	48,591	36,337

Net Income	$23,942	$19,666	$21,370	$91,280	$73,243

Net Income Per Share:
Basic	$1.08	$0.85	$0.90	$3.94	$3.12
Diluted	$1.07	$0.84	$0.88	$3.88	$3.05

Weighted Average Shares Outstanding:
Basic	22,081	23,180	23,631	23,169	23,501
Diluted	22,406	23,522	24,156	23,526	24,019

Depreciation
Premium Connection	$2,437	$2,444	$2,287	$9,510	$8,587
Pressure Control	$935	859	804	3,438	3,116
Corporate	$414	405	488	1,854	1,984

Total Depreciation	3,786	3,708	3,579	14,802	13,687

Capital Expenditures	10,042	7,828	6,454	32,195	17,144

Pressure Control Backlog
Capital Equipment	$508,418	$289,200	$156,718

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2006	September 30, 2006	December 31, 2005
	(unaudited)	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$105,473	$179,742	$65,145
Investments	8,209	9,254	108,084
Total receivables	128,295	76,037	78,204
Total inventories	96,786	79,323	57,646
Deferred tax asset	9,715	9,792	11,390
Other current assets	22,559	4,969	3,669

Total current assets	371,037	359,117	324,138

LONG-TERM ASSETS:
Property, net	123,235	115,693	105,138
Other long-term assets	15,759	15,753	21,286

Total long-term assets	138,994	131,446	126,424

TOTAL	$510,031	$490,563	$450,562

CURRENT LIABILITIES:
Accounts payable	$40,695	$35,990	$23,443
Accrued liabilities and other current liabilities	146,860	89,226	39,934

Total current liabilities	187,555	125,216	63,377

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	15,797	12,158	12,143
Post retirement, pension benefits and other	15,297	15,320	14,207

Total long-term liabilities	31,094	27,478	26,350

Minority Interest	774	—	—

STOCKHOLDERS' EQUITY:
Total stockholders' equity	290,608	337,869	360,835

TOTAL	$510,031	$490,563	$450,562